Exhibit 99.1

News Release Contact: Michael A. Kuglin Chief Financial Officer & Chief Accounting Officer P.O. Box 206, Whippany, NJ 07981-0206 Phone: 973-503-9252

FOR IMMEDIATE RELEASE

Suburban Propane Partners, L.P.

Announces Third Quarter Results

Whippany, New Jersey, August 3, 2023 -- Suburban Propane Partners, L.P. (NYSE:SPH), today announced earnings for its third quarter ended June 24, 2023.

Consistent with the seasonal nature of its businesses, the Partnership typically experiences a net loss in the third quarter of its fiscal year. Net loss for the third quarter of fiscal 2023 was $5.3 million, or $0.08 per Common Unit, compared to a net loss of $2.5 million, or $0.04 per Common Unit, in the fiscal 2022 third quarter. Adjusted earnings before interest, taxes, depreciation and amortization (Adjusted EBITDA, as defined and reconciled below) increased $3.8 million, or 13.2%, to $33.0 million for the third quarter of fiscal 2023, compared to $29.2 million in the prior year.

In announcing these results, President and Chief Executive Officer Michael A. Stivala said, “We are pleased to report strong operating results for our fiscal third quarter -- driven by success in our customer base growth and retention initiatives and solid customer demand. Following an exceptionally warm winter, we experienced cooler spring temperatures that contributed to a 4% increase in volumes sold compared to the prior year third quarter. Our operations personnel continued to do an outstanding job safely meeting the needs of our customers, while effectively managing selling prices and expenses to deliver an improvement of nearly $4 million in Adjusted EBITDA over the prior year.”

Mr. Stivala continued, “Within our developing renewable natural gas (“RNG”) platform, we continued to integrate certain support functions and onboard the operating personnel related to the RNG production facility that we acquired in December 2022 in Stanfield, Arizona, and, through our efforts to drive operational efficiencies, we are now exceeding our initial projections for daily RNG production and pipeline injection at the facility. We are also making great progress on the construction of the RNG production assets at Adirondack Farms in New York, and the capital improvements at the Columbus, Ohio facility, which include enhancements to asset performance and the installation of gas upgrading equipment for RNG production. During the quarter, we used excess cash flows to acquire a well-run propane business in a strategic market to support the growth of our core propane segment, to fund ongoing capital projects for the continued buildout of our RNG operations and make additional investments in Oberon Fuels, and to reduce debt by approximately $21 million.”

Retail propane gallons sold in the third quarter of fiscal 2023 of 78.5 million gallons increased 3.9% compared to the prior year, primarily due to the favorable impact of cooler spring temperatures in the West and certain portions of the Partnership's Northeast operations. Average temperatures (as measured by heating degree days) across all of the Partnership’s service territories during the third quarter of fiscal 2023 were 4% warmer than normal, and comparable to the prior year third quarter.

Average propane prices (basis Mont Belvieu, Texas) for the third quarter of fiscal 2023 decreased 45.9% compared to the prior year. Total gross margin for the third quarter of fiscal 2023 was $168.2 million, compared to $159.4 million in the prior year. Gross margin for the third quarter of fiscal 2023 included a $3.0 million unrealized loss attributable to the mark-to-market adjustment for derivative instruments used in risk management activities, compared to a $0.9 million unrealized loss in the prior year. These non-cash adjustments, which were reported in cost of products sold, were excluded from Adjusted EBITDA for both periods. Excluding the impact of the unrealized mark-to-market adjustments, total gross margin for the third quarter of fiscal 2023 increased $10.8 million, or 6.7%, compared to the prior year, primarily due to higher volumes sold.

Combined operating and general and administrative expenses of $137.8 million for the third quarter of fiscal 2023 increased $7.2 million, or 5.5%, compared to the prior year, primarily due to higher variable operating costs in support of the increase in propane volumes sold, the impact of inflation on payroll, vehicle lease and repair costs, as well as the operating costs associated with the RNG assets acquired in December 2022.

During the third quarter of fiscal 2023, the Partnership utilized cash flows from operating activities to acquire a retail propane business on the west coast, fund capital projects within its RNG platform and make additional investments in Oberon Fuels, all in support of the Partnership’s long-term strategic goals, and repaid $20.5 million in borrowings under the revolving credit facility. As a result of the increase in earnings, as well as the debt repayment during the third quarter of fiscal 2023, the Consolidated Leverage Ratio, as defined in the Partnership’s credit agreement, for the trailing twelve-month period ended June 24, 2023 improved to 4.36x from 4.43x for the trailing twelve-month period ended March 25, 2023.

As previously announced on July 20, 2023, the Partnership’s Board of Supervisors declared a quarterly distribution of $0.325 per Common Unit for the three months ended June 24, 2023. On an annualized basis, this distribution rate equates to $1.30 per Common Unit. The distribution is payable on August 8, 2023 to Common Unitholders of record as of August 1, 2023.

About Suburban Propane Partners, L.P.

Suburban Propane Partners, L.P. (“Suburban Propane”) is a publicly traded master limited partnership listed on the New York Stock Exchange. Headquartered in Whippany, New Jersey, Suburban Propane has been in the customer service business since 1928 and is a nationwide distributor of propane, renewable propane, renewable natural gas (“RNG”), fuel oil and related products and services, as well as a marketer of natural gas and electricity and producer of and investor in low carbon fuel alternatives, servicing the energy needs of approximately 1 million residential, commercial, governmental, industrial and agricultural customers through approximately 700 locations across 42 states. Suburban Propane is supported by three core pillars: (1) Suburban Commitment – showcasing Suburban Propane’s 95-year legacy, and ongoing commitment to the highest standards for dependability, flexibility, and reliability that underscores Suburban Propane’s commitment to excellence in customer service; (2) SuburbanCares– highlighting continued dedication to giving back to local communities across Suburban Propane’s national footprint; and (3) Go Green with Suburban Propane – promoting the clean burning and versatile nature of propane and renewable propane as a bridge to a green energy future and investing in the next generation of innovative, renewable energy alternatives. For additional information on Suburban Propane, please visit www.suburbanpropane.com.

Forward-Looking Statements

This press release contains certain forward-looking statements relating to future business expectations and financial condition and results of operations of the Partnership, based on management’s current good faith expectations and beliefs concerning future developments. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those discussed or implied in such forward-looking statements, including the following:

•
The impact of weather conditions on the demand for propane, fuel oil and other refined fuels, natural gas, renewable natural gas (“RNG”) and electricity;
•
Volatility in the unit cost of propane, renewable propane, fuel oil and other refined fuels, natural gas, RNG and electricity, the impact of the Partnership’s hedging and risk management activities, and the adverse impact of price increases on volumes sold as a result of customer conservation;
•
The ability of the Partnership to compete with other suppliers of propane, renewable propane, fuel oil, RNG and other energy sources;
•
The impact on the price and supply of propane, fuel oil and other refined fuels from the political, military or economic instability of the oil producing nations, including Russian military action in Ukraine, global terrorism and other general economic conditions, including the economic instability resulting from natural disasters;
•
The ability of the Partnership to acquire and maintain sufficient volumes of, and the costs to the Partnership of acquiring, reliably transporting and storing, propane, renewable propane, fuel oil and other refined fuels;
•
The ability of the Partnership to attract and retain employees and key personnel to support the growth of our business;
•
The ability of the Partnership to retain customers or acquire new customers;
•
The impact of customer conservation, energy efficiency and technology advances on the demand for propane, fuel oil and other refined fuels, natural gas, RNG and electricity;
•
The ability of management to continue to control expenses and manage inflationary increases in fuel, labor and other operating costs;
•
Risks related to the Partnership’s renewable fuel projects, including the willingness of customers to purchase fuels generated by the projects, the permitting, financing, construction, development and operation of supporting facilities, the Partnership’s ability to generate a sufficient return on its renewable fuel projects, the Partnership’s dependence on third-party partners to help manage and operate renewable fuel investment projects, and increased regulation and dependence on government funding for commercial viability of renewable fuel investment projects;
•
The generation and monetization of environmental attributes produced by the Partnership’s renewable fuel projects, changes to legislation and/or regulations concerning the generation and monetization of environmental attributes and any pricing volatility in the open markets where environmental attributes are traded:
•
The impact of changes in applicable statutes and government regulations, or their interpretations, including those relating to the environment and climate change, human health and safety laws and regulations, derivative instruments, the sale or marketing of propane and renewable propane, fuel oil and other refined fuels, natural gas and electricity and other regulatory developments that could impose costs and liabilities on the Partnership’s business;
•
The impact of changes in tax laws that could adversely affect the tax treatment of the Partnership for income tax purposes;
•
The impact of legal risks and proceedings on the Partnership’s business;
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The impact of operating hazards that could adversely affect the Partnership’s operating results to the extent not covered by insurance;
•
The Partnership’s ability to make strategic acquisitions, successfully integrate them and realize the expected benefits of those acquisitions;
•
The ability of the Partnership and any third-party service providers on which it may rely for support or services to continue to combat cybersecurity threats to their respective and shared networks and information technology;
•
The impact of current conditions in the global capital, credit and environmental attribute markets, and general economic pressures; and,
•
Other risks referenced from time to time in filings with the Securities and Exchange Commission (“SEC”) and those factors listed or incorporated by reference into the Partnership’s most recent Annual Report under “Risk Factors.”

Some of these risks and uncertainties are discussed in more detail in the Partnership’s Annual Report on Form 10-K for its fiscal year ended September 24, 2022 and other periodic reports filed with the SEC. Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management’s view only as of the date made. The Partnership undertakes no obligation to update any forward-looking statement, except as otherwise required by law.

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Suburban Propane Partners, L.P. and Subsidiaries

Consolidated Statements of Operations

For the Three and Nine Months Ended June 24, 2023 and June 25, 2022

(in thousands, except per unit amounts)

(unaudited)

	Three Months Ended		Nine Months Ended
	June 24, 2023	June 25, 2022	June 24, 2023	June 25, 2022
Revenues
Propane	$241,485	$260,634	$1,040,978	$1,108,572
Fuel oil and refined fuels	14,086	19,274	82,353	83,741
Natural gas and electricity	4,926	7,547	25,472	31,165
All other	18,131	12,877	53,796	40,356
	278,628	300,332	1,202,599	1,263,834

Costs and expenses
Cost of products sold	110,446	140,930	524,707	576,299
Operating	116,637	109,081	359,798	334,229
General and administrative	21,142	21,541	69,854	64,962
Depreciation and amortization	15,537	14,009	45,380	44,356
	263,762	285,561	999,739	1,019,846

Operating income	14,866	14,771	202,860	243,988
Interest expense, net	18,733	15,004	54,598	45,557
Other, net	1,150	2,031	3,231	4,395

(Loss) income before provision for income taxes	(5,017)	(2,264)	145,031	194,036
Provision for income taxes	244	271	421	171

Net (loss) income	$(5,261)	$(2,535)	$144,610	$193,865

Net (loss) income per Common Unit - basic	$(0.08)	$(0.04)	$2.27	$3.07
Weighted average number of Common Units outstanding - basic	63,926	63,284	63,826	63,200

Net (loss) income per Common Unit - diluted	$(0.08)	$(0.04)	$2.25	$3.04
Weighted average number of Common Units outstanding - diluted	63,926	63,284	64,326	63,833

Supplemental Information:
EBITDA (a)	$29,253	$26,749	$245,009	$283,949
Adjusted EBITDA (a)	$33,024	$29,181	$272,023	$288,227
Retail gallons sold:
Propane	78,474	75,510	331,387	339,954
Refined fuels	3,354	3,629	16,659	20,478
Capital expenditures:
Maintenance	$4,373	$5,701	$16,068	$15,459
Growth	$4,981	$5,284	$17,318	$17,845

(a) EBITDA represents net income before deducting interest expense, income taxes, depreciation and amortization. Adjusted EBITDA represents EBITDA excluding the unrealized net gain or loss on mark-to-market activity for derivative instruments and other items, as applicable, as provided in the table below. Our management uses EBITDA and Adjusted EBITDA as supplemental measures of operating performance and we are including them because we believe that they provide our investors and industry analysts with additional information that we determined is useful to evaluate our operating results.

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EBITDA and Adjusted EBITDA are not recognized terms under accounting principles generally accepted in the United States of America (“US GAAP”) and should not be considered as an alternative to net income or net cash provided by operating activities determined in accordance with US GAAP. Because EBITDA and Adjusted EBITDA as determined by us excludes some, but not all, items that affect net income, they may not be comparable to EBITDA and Adjusted EBITDA or similarly titled measures used by other companies.

The following table sets forth our calculations of EBITDA and Adjusted EBITDA:

	Three Months Ended		Nine Months Ended
	June 24, 2023	June 25, 2022	June 24, 2023	June 25, 2022
Net (loss) income	$(5,261)	$(2,535)	$144,610	$193,865
Add:
Provision for income taxes	244	271	421	171
Interest expense, net	18,733	15,004	54,598	45,557
Depreciation and amortization	15,537	14,009	45,380	44,356
EBITDA	29,253	26,749	245,009	283,949
Unrealized non-cash losses on changes in fair value of derivatives	2,960	921	21,167	1,442
Pension settlement charge	—	634	—	634
Equity in earnings of unconsolidated affiliates	457	877	1,152	2,202
Acquisition-related costs	354	—	4,695	—
Adjusted EBITDA	$33,024	$29,181	$272,023	$288,227

We also reference gross margins, computed as revenues less cost of products sold as those amounts are reported on the consolidated financial statements. Our management uses gross margin as a supplemental measure of operating performance and we are including it as we believe that it provides our investors and industry analysts with additional information that we determined is useful to evaluate our operating results. As cost of products sold does not include depreciation and amortization expense, the gross margin we reference is considered a non-GAAP financial measure.

The unaudited financial information included in this document is intended only as a summary provided for your convenience, and should be read in conjunction with the complete consolidated financial statements of the Partnership (including the Notes thereto, which set forth important information) contained in its Quarterly Report on Form 10-Q to be filed by the Partnership with the SEC. Such report, once filed, will be available on the public EDGAR electronic filing system maintained by the SEC.